FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made as of this 22nd day of October, 2013, by and between JUBILEE-SAWMILL LLC, an Ohio limited liability company, successor in interest to Jubilee Limited Partnership (“Landlord”), and DSW SHOE WAREHOUSE, INC., a Missouri corporation, successor in interest to Value City Department Stores, LLC and Retail Ventures, Inc. (“Tenant”).

BACKGROUND INFORMATION

WHEREAS, on the 19th day of July, 2000, Landlord and Tenant’s predecessor in interest entered into a lease (“Lease”) for that certain retail space consisting of 71,072 square feet located in the Sun Center shopping center (“Shopping Center”) with an address of 3704 W. Dublin Granville Road, Columbus, Ohio (“Original Premises”); and

WHEREAS, on the 2nd day of November, 2000, Landlord and Tenant entered into a Lease Modification Agreement modifying the Rent, square footage of the Original Premises, and certain other Lease provisions; and

WHEREAS, on the 22nd day of January, 2008, Landlord consented to an Assignment and Assumption Agreement from Value City Department Stores LLC (Assignor) to Retail Ventures, Inc. (Assignee); and

WHEREAS, Tenant wishes to return possession of 37,889 square feet of the Original Premises to Landlord, said portion of the Original Premises being formerly occupied by Filene’s Basement, Inc. (“Filene’s Premises”) and extend the term of the Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the sum of One and 00/100 Dollars ($1.00) and other good and valuable consideration, the parties hereto agree as follows:

1.Extension Period. Landlord consents to an extension of the term of the Lease which shall commence November 1, 2013 and expire October 31, 2025 (“Extension Period”) in accordance with the terms of the Lease.

2.Options. Landlord additionally consents to two (2) options of five (5) years (“Options”) to renew the term of the Lease. If Tenant elects to renew the Lease, Landlord must be notified in writing six (6) months in advance of the expiration of the current term.

3.Rent. Rent for the Extension Period and Options shall be as stated in the following schedule in accordance with the terms of the Lease:

Extension Periods	Annual Rent/SF	Annual Rental	Monthly Rental
11/01/2013 - 04/30/2014	$35.88	$1,190,606.04	$99,217.17
05/01/2014 – 10/31/2015	$19.55	$648,727.65	$54,060.64
11/01/2015 – 10/31/2020	$12.00	$398,196.00	$33,183.00
11/01/2020 – 10/31/2025	$13.00.	$431,379.00	$35,948.25
Options
11/01/2025 - 10/31/2030	$14.00	$464,562.00	$38,713.50
11/01/2030 – 10/31/2035	$15.00	$497,745.00	$41,478.75

4.Demised Premises. Tenant shall continue to occupy 33,183 square feet of the Original Premises (“Demised Premises”) and shall vacate and return possession of the Filene’s Premises to Landlord on or before November 30, 2013, or on such earlier date as Landlord and Tenant agree, in accordance with the terms of the Lease.

5.Contingency. This Amendment is contingent upon the full execution of a lease with Nordstrom Rack, Inc. for the Filene’s Premises, such space delivered to Nordstrom on or before November 11, 2013.

6.Percentage Rent. Until October 31, 2013, Tenant shall continue to pay Percentage Rent and reporting Gross Receipts in accordance with Section 6 of the Lease. During the Extension Period and all Options thereafter, Tenant shall have no further Percentage Rent obligation. Tenant shall, however, continue to submit to Landlord monthly statements signed by an authorized representative of Tenant setting forth Tenant's Gross Receipts for such period.

7.Tenant’s Proportionate Share. From the date of this Amendment until April 30, 2014, Tenant’s Proportionate Share of Maintenance Costs, Insurance, Real Estate Taxes and all other costs calculated on a per-square foot basis shall continue to be calculated based upon the 71,072 square foot area of the Original Premises. Effective May 1, 2014, Tenant’s Proportionate Share shall be calculated based upon the 33,183 square foot area of the Demised Premises.

8.Maintenance Costs and Special Costs. Effective May 1, 2014, Tenant’s Proportionate Share of Maintenance Costs (as defined in Section 16 of the Lease) shall be the lesser of (i) the actual increase of Tenant’s Proportionate Share for such year, or (ii) 5% per annum on a non-cumulative basis (“Increase Cap”). Currently the Additional Rent is estimated to be One Dollar and 10/100 ($1.10/sf) annually. Notwithstanding the foregoing, Tenant shall also pay Tenant's Proportionate

Share of the actual, reasonable and necessary costs and expenses incurred by Landlord, without markup or surcharge (except as permitted under the Lease), for snow and ice removal from the Common Areas, Common Area electricity, Common Area water, and Tenant’s insurance share (pursuant to Section 29 of the Lease), none of which shall be a duplication of another cost or expense (“Special Costs”). Special Costs shall not be subject to the Increase Cap. Special Costs shall be billed at the same times and in the same manner as Maintenance Costs, but shall be itemized separately on the statement or invoice.

9.Real Estate Taxes. Tenant shall continue to be responsible for its proportionate share of Real Estate Taxes as described in the Lease, currently estimated to be $2.40/sf annually

10.Tenant’s Contribution to Construction Allowance. If Landlord executes a lease with Nordstrom, and delivers the Filene’s Premises to Nordstrom as described in Section 5 above, Tenant shall contribute $250,000.00 (“Contribution”) to the construction allowance to be paid by Landlord to Nordstrom. Tenant shall pay this Contribution to Landlord within thirty (30) days after notice from Landlord to Tenant that Landlord has delivered the Filene’s Premises to Nordstrom.

11.Signage. Tenant shall install its signage on the pylon sign at the current location on Sawmill Road in the position as shown on Exhibit A.

12.Use. The first sentence of Section 20 of the Lease is hereby deleted and replaced with the following:

“The Demised Premises, during the term of the Lease shall be used for the sale of dress, casual and athletic footwear for men and women, hosiery, accessories and related apparel (including, but not limited to, handbags, hats and gloves). Thereafter, Tenant may change its use and trade name subject only to (i) the exclusives and restrictions contained in the leases of Landlord’s tenants in the Shopping Center existing at the time of the requested change and any and all REA’s or existing documents of record which may affect the Shopping Center and (ii) future then existing or other exclusives or other restrictions contained in leases, granted to tenants.”

13.Brokerage Fee Contribution. Tenant shall be solely responsible for the payment of any of its brokerage fees to Terra National for the transactions described herein. Tenant shall pay to Landlord the amount of $3.00 per square foot of the as a contribution (“Brokerage Contribution”) to Landlord’s brokerage fees based on the square footage of the Filene’s Premises (37,889 sf). Tenant’s Brokerage Contribution shall be paid to Landlord within thirty (30) days after receipt of notice from Landlord.

14.No Other Changes. Except as set forth in this Amendment, the Lease is not otherwise modified and remains ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANDLORD:                    TENANT:

JUBILEE-SAWMILL, LLC                DSW SHOE WAREHOUSE, INC.
an Ohio limited liability company            a Missouri corporation

By: /s/ Benton E. Kraner     By: /s/ William L. Jordan
President / COO EVP / General Counsel

[NOTARY ACKNOWLEDGMENTAS APPEAR ON THE FOLLOWING PAGE]

Tenant’s Acknowledgment:

STATE OF OHIO        :
COUNTY OF FRANKLIN    :

The foregoing instrument was acknowledged before me this 26th day of September, 2013, by William L. Jordan, the EVP / General Counsel, of DSW SHOE WAREHOUSE, INC., a Missouri corporation, for and on behalf of such corporation.

[seal]                                                                    /s/ David T. Graham
Notary Public        My comm’n expires: ________

4826-0383-4646, v. 1

EXHIBIT A
See attached.